                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
FIRSTFED AMERICA BANCORP, INC.


We consent to the incorporation by reference in the registration statement on Form S-8 of FIRSTFED AMERICA BANCORP, INC., relating to the First Federal Savings Bank of America Employees Savings and Profit Sharing Plan and Trust of our report dated April 19, 2001, with respect to the consolidated balance sheets of FIRSTFED AMERICA BANCORP, INC. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2001, which report is included in the March 31, 2001 annual report on Form 10-K of FIRSTFED AMERICA BANCORP, INC.


                                                       /s/ KPMG LLP

Boston, Massachusetts
June 20, 2001